FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles.lynch@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Announces Leadership Transitions

James D. Swift, M.D., Appointed Chief Executive Officer; Mark S. Ordan Appointed Executive Chair of Board of Directors

FORT LAUDERDALE, Fla., December 15, 2022 – Pediatrix Medical Group, Inc. (NYSE: MD), the nation’s leading provider of highly specialized health care for women, babies and children, today announced that the Company’s board of directors has appointed James D. Swift, M.D., as chief executive officer, to succeed Mark S. Ordan, who has been named executive chair of the Company’s board of directors and has served as chief executive officer since July 2020. Guy P. Sansone, who previously served as chair of the Company’s board of directors since July 2020, has been named lead independent director. Each of these transitions will go into effect at the end of the year.

“In Mark’s two-and-a-half years at Pediatrix, he and his veteran leadership team developed a focused return to women’s and children’s care, greatly strengthened our balance sheet, and launched an expansion into primary and urgent care, all while managing through a turbulent time for healthcare providers,” said Mr. Sansone. “It also has been the Company’s stated goal to reduce overhead costs while maintaining strong oversight of the organization.”

“We are very excited that Jim, an experienced physician leader, will move into the role of chief executive officer after years of leadership at Pediatrix,” continued Mr. Sansone. “Jim is surrounded by a strong and dedicated team, and our board is confident and enthusiastic about our next chapter.”

Dr. Swift joined the Company in 2009 through the acquisition of a multi-state pediatric specialty practice, Children’s HealthCare Network, which he founded in 1996 and where he served as chief executive officer. In 2013, Dr. Swift became Pediatrix’s chief development officer after serving as regional president, South Central region, for the Company’s Pediatrix Division. He was named the Company’s executive vice president and chief operating officer in 2022.

Dr. Swift received his medical degree from the University of Health Sciences/The Chicago Medical School and completed his internal medicine/pediatrics residency program at Loma Linda University Medical Center. He completed a fellowship in pediatric critical care at Harbor-UCLA Medical Center, Children’s Hospital of Orange County and Martin Luther King Jr. Medical Center. Dr. Swift co-edited the clinical textbook titled “Pediatric Hospital Medicine: Textbook of Inpatient Management.” At the time of publication in 2007, it was the first textbook for pediatricians practicing in inpatient settings.

“It has been my privilege to lead this extraordinary organization as chief executive officer,” said Mr. Ordan. “With such a talented team in place, a very focused strategy, along with our strong financial position, I am confident that now is the right time to transition to executive chair. I am so pleased to continue working with Dr. Swift, our world-class group of clinicians and our extraordinarily dedicated team.”

“I am honored to accept this role and to continue working closely with so many dedicated and talented clinicians and employees,” said Dr. Swift. “Throughout my 13 years at Pediatrix, I have had the opportunity both as a bedside physician and an executive to see firsthand the remarkable care our clinicians provide to women, infants, children and young adults. It has also been an incredible privilege working alongside Mark to hone our vision for the organization. I look forward to working with our management team, Mark and the board, to build upon our culture of care and to continue our growth in the future.”

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is the nation’s leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by more than 20 pediatric subspecialties, as well as a newly expanded area of pediatric primary and urgent care clinics. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through more than 4,800 affiliated physicians and other clinicians in 37 states and Puerto Rico. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn, Twitter and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the Company’s name change; the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the impact of surprise billing legislation and its implementation; the Company’s ability to comply with the terms of its debt financing arrangements; the Company’s transition to a third-party revenue cycle management provider; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

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